EXECUTION VERSION

AMENDMENT TO

MASTER AGREEMENT

June 8, 2007

ION Media Networks, Inc.

601 Clearwater Park Road

West Palm Beach, FL 33401-6233

Attention: General Counsel

Tel: 561-659-4122

Fax: 561-655-9424

CIG Media LLC

131 S. Dearborn Street, 32nd Floor

Chicago, Illinois 60603

Attention: Matthew B. Hinerfeld

Tel: 312-395-3167

Fax: 312-267-7628

Ladies and Gentlemen:

Reference is hereby made to the Master Transaction Agreement, dated as of May 3, 2007 (the “Master Agreement”), by and among ION Media Networks, Inc., a Delaware corporation (the “Company”), NBC Universal, Inc., a Delaware corporation (“NBCU”), NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II” and, together with NBCU and NBC Palm Beach I, the “NBCU Entities”), and CIG Media LLC, a Delaware limited liability company (“CIG Media”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Agreement.

The parties to the Master Agreement wish to clarify their rights and obligations by amending the Master Agreement as set forth in this letter (this “Amendment”). Pursuant to Section 12.05 of the Master Agreement, the Company, the NBCU Entities and CIG Media hereby amend the Master Agreement as follows:

1.            The definition of “Series C Convertible Preferred Certificate of Designation” in Section 1.01 of the Master Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Series C Convertible Preferred Certificate of Designation’” means the Certificate of Designation of Series C Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware immediately following the Exchange Offer which shall have become effective and shall be in full force and effect upon filing with the Secretary of State of the State of Delaware, in the form of Exhibit J-1 attached hereto, in the event the Exchange Offer is 50% or less successful, and in the form of Exhibit J-2 attached hereto, in the event the Exchange Offer is more than 50% successful.”

2.            Section 5.01(a) of the Master Agreement is hereby amended by deleting the last sentence of Section 5.01(a) in its entirety and replacing it with the following:

“In order for shares of Senior Preferred Stock to be validly tendered, each holder of Senior Preferred Stock who tenders in the Exchange Offer shall tender all but not less than all of the Senior Preferred Stock such holder owns.”

3.            Section 10.11 of the Master Agreement is hereby amended by deleting Section 10.11 in its entirety and replacing it with the following:

“Exchange of Series F Non-Convertible Preferred. Promptly following the Exchange Offer Closing or immediately prior to the Contingent Exchange, as applicable, CIG shall surrender and deliver to the Company (a) one or more certificates representing $95,584,689 aggregate stated liquidation preference of Series F Non-Convertible Preferred in exchange for $95,584,689 aggregate stated liquidation preference of (i) Series A-2 Preferred Stock, or (ii) in the case of a Minority Exchange or the Exchange Offer Expiration, Series C Preferred Stock and (b) one or more certificates representing $114,415,311 aggregate stated liquidation preference of Series F Non-Convertible Preferred in exchange for $200,000,000 aggregate stated liquidation preference of Series E-2 Convertible Preferred. Immediately following receipt of such certificates representing an aggregate stated liquidation preference of $210,000,000 of Series F Non-Convertible Preferred Stock surrendered by CIG, the Company shall cancel such certificates and issue to CIG certificates representing $95,584,689 aggregate stated liquidation preference of (i) Series A-2 Preferred Stock, or (ii) in the case of a Minority Exchange or the Exchange Offer Expiration, Series C Preferred Stock and $200,000,000 aggregate stated liquidation preference of Series E-2 Convertible Preferred, respectively.”

4.            Section 10.14(a) of the Master Agreement is hereby amended by deleting Section 10.14(a) in its entirety and replacing it with the following:

“In the event the Call Closing does not occur on or prior to the Call Deadline (as defined in the Call Agreement) or the FCC Approval is denied, NBC Palm Beach I shall deliver to CIG one or more notes representing an aggregate principal amount of Series B Convertible Subordinated Debt held by NBC Palm Beach I after giving effect to Section 10.12, if any, in exchange for one or more certificates representing an equal aggregate stated liquidation preference of the Series A-2 Preferred Stock or Series C Preferred Stock, as the case may be, that CIG received pursuant to Section 10.11.”

5.            This Amendment shall be governed by the laws of the State of New York. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Amendment may only be modified, amended or supplemented by written instrument duly executed by the parties hereto.

6.            Except as otherwise set forth in this Amendment, the Master Agreement shall remain in full force and effect.

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Please acknowledge your agreement to and acceptance of the terms of this Amendment by countersigning and returning the enclosed copy of this letter.

VERY TRULY YOURS,

NBC UNIVERSAL, INC.

By:		/s/ Richard Cotton
	Name:	Richard Cotton
	Title:	Executive Vice President and General Counsel

NBC PALM BEACH INVESTMENT I, INC.

By:		/s/ Richard Cotton
	Name:	Richard Cotton
	Title:	Vice President

NBC PALM BEACH INVESTMENT II, INC.

By:		/s/ Richard Cotton
	Name:	Richard Cotton
	Title:	Vice President

Agreed to and accepted as of June 8, 2007:

ION MEDIA NETWORKS, INC.

By:		/s/ Richard Garcia
	Name:	Richard Garcia
	Title:	Senior Vice President and Chief Financial Officer

CIG MEDIA LLC
By:	Citadel Limited Partnership,
its Manager
By:	Citadel Investment Group, L.L.C.,
its General Partner

By:		/s/ Matthew Hinerfeld
	Name:	Matthew Hinerfeld
	Title:	Managing Director & Deputy General Counsel

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